Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4509
	Phone: (925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS APRIL SAME STORE SALES GAIN OF 8%

     Pleasanton, California, May 8, 2008 -- Ross Stores, Inc. (ROST) today reported that sales for the four weeks ended May 3, 2008 increased 15% to $480 million from $417 million for the four weeks ended May 5, 2007. Same store sales for the month increased 8%.

     For the thirteen weeks ended May 3, 2008, sales totaled $1.556 billion, a 10% increase over the $1.411 billion in sales for the thirteen weeks ended May 5, 2007. Comparable store sales for the thirteen weeks ended May 3, 2008 increased 3% over the prior year period.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “We are pleased with our healthy sales gains for both April and the first quarter, especially considering the challenging retail environment. As expected, the month benefited from the Easter calendar shift. More importantly, we believe our solid sales performance throughout the quarter was driven by our ability to continue to offer compelling bargains on fresh and exciting name brand fashions for the family and the home.”

     Looking ahead, Mr. Balmuth said, “Our first quarter earnings are projected to benefit from a combination of above-plan sales, better-than-expected merchandise gross margin and favorable expense trends, including a real estate settlement that is adding income equivalent to about $.02 per share to the period. As a result, earnings per share for the thirteen weeks ended May 3, 2008 are now estimated to be $.59 to $.60, up from our prior range of $.56 to $.58. This forecast compares to earnings per share of $.48 for the first quarter ended May 5, 2007.”

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 706-645-9291, PIN # 32754467, from 8:30 a.m. Eastern Time on May 8, 2008 through 8:00 p.m. Eastern Time on May 9, 2008. A transcript of these comments also will be made available on the press release page of the Company’s website at www.rossstores.com. The Company will report first quarter 2008 earnings results on Wednesday, May 21st and May 2008 sales results on Thursday, June 5th.

     Forward-Looking Statements: This press release and the recorded comments on our website contain forward-looking statements regarding expected sales and earnings levels that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the first quarter ended May 3, 2008 are preliminary and subject to adjustments. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in mortgage credit markets and higher gas and commodity prices; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the development and implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K and 10-Q’s for fiscal 2007 and Form 8-K’s for fiscal 2007 and 2008. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2007 revenues of $6.0 billion. As of May 3, 2008, the Company operated 864 Ross Dress for Less® (“Ross”) stores and 54 dd’s DISCOUNTS® locations, compared to 796 Ross and 34 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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